CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated October 3, 2013 relating to the consolidated financial statements of Generex Biotechnology Corporation (a Development Stage Company) and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern) as at July 31, 2013 and for year then ended, and for the period from November 2, 1995 (date of inception) to July 31, 2013, which appears in such Registration Statement, and to the reference to us under the headings “Experts” in this Registration Statement on Form S-1. In addition, as successor to MSCM LLP (which firm merged into MNP LLP on June 1, 2013), we hereby consent to the use in this Registration Statement on Form S-1 of MSCM LLP’s report dated October 15, 2012 relating to the consolidated financial statements of Generex Biotechnology Corporation (a Development Stage Company) and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern and refers to an adverse opinion on the effectiveness of internal control over financial reporting) as of July 31, 2012 and 2011 and for each of the years in the three year period ended July 31, 2012, and for the period from November 2, 1995 (date of inception) to July 31, 2012, which appears in such Registration Statement, and to the reference to MSCM LLP under the headings “Experts” in this Registration Statement on Form S-1.

Signed:

/S/ “MNP LLP”

Toronto, Ontario

January 24, 2014